EXHIBIT 99.3

Education Realty Operating Partnership, L.P.
Table of Contents

Condensed Consolidated Financial Statements

Page
Condensed Consolidated Balance Sheets of Education Realty Operating Partnership, L.P. and Subsidiaries as of September 30, 2014 and December 31, 2013	2
Condensed Consolidated Statements of Comprehensive Income of Education Realty Operating Partnership, L.P. and Subsidiaries for the nine months ended September 30, 2014 and 2013	3
Condensed Consolidated Statements of Changes in Partners' Capital and Noncontrolling Interests of Education Realty Operating Partnership, L.P. and Subsidiaries for the nine months ended September 30, 2014 and 2013	5
Condensed Consolidated Statements of Cash Flows of Education Realty Operating Partnership, L.P. and Subsidiaries for the nine months ended September 30, 2014 and 2013	6
Notes to Condensed Consolidated Financial Statements	9

CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except unit data)
(Unaudited)

	September 30, 2014	December 31, 2013
Assets:
Collegiate housing properties, net	$1,619,531	$1,388,885
Collegiate housing properties - held for sale, net	27,834	—
Assets under development	69,635	116,787
Corporate office furniture, net	3,382	3,249
Cash and cash equivalents	18,422	22,073
Restricted cash	13,482	12,253
Student contracts receivable, net	2,058	807
Receivable from managed third parties	16	361
Notes receivable	375	18,125
Goodwill and other intangibles, net	3,712	3,822
Other assets	54,457	44,203
Total assets	$1,812,904	$1,610,565

Liabilities:
Mortgage and construction debt, net of unamortized premium	$336,114	$422,681
Unsecured revolving credit facility	210,000	356,900
Unsecured term loans	187,500	—
Accounts payable	5,252	2,289
Accrued expenses	64,881	65,357
Deferred revenue	25,517	23,498
Total liabilities	829,264	870,725

Commitments and contingencies (see Note 6)	—	—

Redeemable limited partner units	8,501	7,512
Redeemable noncontrolling interests	3,551	2,359

Partners' capital:
General partner - 20,760 units outstanding as of September 30, 2014 and December 31, 2013	193	190
Limited partners - 142,381,998 and 114,719,395 units issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	970,785	725,534
Accumulated other comprehensive income	(2,414)	—
Total partners' capital	968,564	725,724
Noncontrolling interests	3,024	4,245
Total partners' capital	971,588	729,969
Total liabilities and partners' capital	$1,812,904	$1,610,565

See accompanying notes to the condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Amounts in thousands, except per unit data)
(Unaudited)

	Nine months ended September 30,
	2014	2013
Revenues:
Collegiate housing leasing revenue	$144,677	$116,338
Third-party development consulting services	5,264	1,989
Third-party management services	2,856	2,710
Operating expense reimbursements	6,492	8,141
Total revenues	159,289	129,178
Operating expenses:
Collegiate housing leasing operations	70,062	59,430
Development and management services	6,964	5,224
General and administrative	7,520	5,693
Depreciation and amortization	42,928	33,548
Ground lease expense	6,162	5,631
Loss on impairment of collegiate housing properties	12,734	—
Reimbursable operating expenses	6,492	8,141
Total operating expenses	152,862	117,667

Operating income	6,427	11,511

Nonoperating (income) expenses:
Interest expense	15,076	12,478
Amortization of deferred financing costs	1,533	1,268
Interest and other nonoperating income	(9,638)	(372)
Gain on insurance settlement	(8,133)	—
Loss on extinguishment of debt	892	—
Total nonoperating (income) expense	(270)	13,374
Income (loss) before equity in losses of unconsolidated entities, income taxes, discontinued operations and gain on sale of collegiate housing properties	6,697	(1,863)
Equity in losses of unconsolidated entities	(370)	(102)
Income (loss) before income taxes, discontinued operations and gain on sale of collegiate housing properties	6,327	(1,965)
Income tax expense (benefit)	598	(269)
Income (loss) from continuing operations	5,729	(1,696)
Income from discontinued operations	—	4,381
Income before gain on sale of collegiate housing properties	5,729	2,685
Gain on sale of collegiate housing properties	19,322	—
Net income	25,051	2,685
Less: Net income attributable to the noncontrolling interests	136	(52)
Net income attributable to unitholders	$24,915	$2,737

Earnings (loss) per unit information:
Continuing operations	$0.20	$(0.02)
Discontinued operations	—	0.04
Net income attributable to unitholders per unit	$0.20	$0.02

Weighted average units outstanding – basic	124,849	115,132
Weighted average units outstanding – diluted	125,057	115,132

	Nine months ended September 30,
	2014	2013

Amounts attributable to unitholders:
Income (loss) from continuing operations, net of noncontrolling interests	$24,915	$(1,613)
Income from discontinued operations, net of noncontrolling interests	—	4,350
Net income	$24,915	$2,737

Comprehensive income:
Net income	$25,051	$2,685
Other comprehensive loss:
Loss on cash flow hedging derivatives	(2,414)	—
Comprehensive income	22,637	2,685
Less: comprehensive income attributable to the noncontrolling interests	136	(52)
Comprehensive income attributable to unitholders	$22,501	$2,737

See accompanying notes to the condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL AND NONCONTROLLING INTERESTS
Nine Months Ended September 30,
(Amounts in thousands, except unit data)
(Unaudited)

	General Partner		Limited Partners		Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total
	Units	Amount	Units	Amount
Balance as of December 31, 2012	20,760	$196	113,041,692	$757,526	$—	$5,088	$762,810
Vesting of restricted stock and restricted stock units	—	—	33,180	360	—	—	360
Issuance of units in exchange for contributions of gross equity offering proceeds	—	—	1,563,196	17,064	—	—	17,064
Offering costs and underwriters discount paid on behalf of the Trust	—	—	—	(453)	—	—	(453)
Amortization of restricted stock awards	—	—	43,493	1,008	—	—	1,008
Distributions	—	(7)	—	(35,373)	—	—	(35,380)
Return of equity to noncontrolling interests	—	—	—	—	—	(796)	(796)
Contributions from noncontrolling interests	—	—	—	—	—	1,197	1,197
Purchase of noncontrolling interests	—	—	—	(6,693)	—	(175)	(6,868)
Comprehensive income	—	2	—	2,677	—	6	2,685
Balance as of September 30, 2013	20,760	$191	114,681,561	$736,116	$—	$5,320	$741,627

Balance as of December 31, 2013	20,760	$190	114,719,395	$725,534	$—	$4,245	$729,969
Vesting of restricted stock and restricted stock units	—	—	40,152	420	—	—	420
Issuance of units in exchange for contributions of gross equity offering proceeds	—	—	27,447,359	281,906	—	—	281,906
Offering costs and underwriters discount paid on behalf of the Trust	—	—	—	(10,960)	—	—	(10,960)
Amortization of restricted stock awards	—	—	175,092	562	—	—	562
Distributions	—	(7)	—	(42,043)	—	—	(42,050)
Return of equity to noncontrolling interests	—	—	—	—	—	(818)	(818)
Contributions from noncontrolling interests	—	—	—	—	—	2,205	2,205
Purchase of noncontrolling interests	—	—	—	(6,507)	—	(2,795)	(9,302)
Adjustments to reflect redeemable limited partners' interests at fair value	—	—	—	(1,010)	—	—	(1,010)
Adjustments to reflect redeemable noncontrolling interests at fair value	—	—	—	(1,765)	—	—	(1,765)
Comprehensive income	—	10	—	24,648	(2,414)	187	22,431
Balance as of September 30, 2014	20,760	$193	142,381,998	$970,785	$(2,414)	$3,024	$971,588

See accompanying notes to the condensed consolidated financial statements.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine months ended September 30,
	2014	2013
Operating activities:
Net income	$25,051	$2,685
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,928	33,547
Depreciation included in discontinued operations	—	1,414
Loss on disposal of assets	54	12
Gain on sale of collegiate housing properties	(19,322)	(3,895)
Noncash rent expense related to the straight-line adjustment for long-term ground leases	3,634	4,024
Loss on impairment of collegiate housing properties	12,734	—
Gain on insurance settlement	(8,133)	—
Loss on extinguishment of debt	892	—
Amortization of deferred financing costs	1,533	1,268
Amortization of unamortized debt premiums	(598)	(581)
Distributions of earnings from unconsolidated entities	52	59
Noncash compensation expense related to stock-based incentive awards	1,775	1,678
Equity in losses of unconsolidated entities	370	102
Change in operating assets and liabilities (net of acquisitions)	10,310	23,263
Net cash provided by operating activities	71,280	63,576

Investing activities:
Property acquisitions, net of cash acquired	(132,202)	(91,216)
Purchase of corporate furniture and fixtures	(759)	(623)
Restricted cash	(1,229)	(4,142)
Insurance proceeds received on property losses	2,129	11,124
Investment in collegiate housing properties	(14,676)	(12,449)
Proceeds from sale of collegiate housing properties	69,000	20,213
Notes receivable	(250)	(125)
Repayment of notes receivable	18,000	3,000
Earnest money deposits	—	(225)
Investment in assets under development	(177,847)	(177,674)
Investments in unconsolidated entities	(8,342)	(8,921)
Net cash used in investing activities	(246,176)	(261,038)

Financing activities:
Payment of mortgage and construction notes	(95,720)	(51,394)
Borrowings under mortgage and construction loans	9,751	87,834
Debt issuance costs	(2,183)	(2,711)
Borrowings under unsecured term loan facility	187,500	—
Debt extinguishment costs	(446)	—
Borrowings on line of credit	344,000	214,033
Repayments of line of credit	(490,900)	(24,133)
Proceeds from issuance of common units in exchange for contributions	281,907	17,049
Payment of offering costs and underwriters discount on behalf of the Trust	(10,960)	(453)
Purchase and return of equity to noncontrolling interests	(10,138)	(7,664)
Contributions from noncontrolling interests	2,205	1,197
Distributions paid to unitholders	(42,050)	(35,380)
Dividends and distributions paid to noncontrolling interests	(800)	(334)
Purchase of stock awards to satisfy tax withholdings	(921)	(1,286)
Net cash provided by financing activities	171,245	196,758
Net decrease in cash and cash equivalents	(3,651)	(704)
Cash and cash equivalents, beginning of period	22,073	17,039
Cash and cash equivalents, end of period	$18,422	$16,335

	Nine months ended September 30,
	2014	2013

Supplemental disclosure of cash flow information:
Interest paid	$19,939	$17,027
Income taxes paid	$121	$428

Supplemental disclosure of noncash activities:
Stock-based compensation	$1,775	$1,678
Capital expenditures in accounts payable and accrued expenses related to developments	$7,670	$10,552
Change in fair value of derivative instruments	$2,414	$—

See accompanying notes to the condensed consolidated financial statements.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Organization and description of business

Education Realty Operating Partnership, LP ("EROP" or the "Operating Partnership") is a Delaware limited partnership that was organized by Education Realty Trust, Inc. (the "Trust") to own and operate our business. The general partner of EROP is Education Realty OP GP, Inc. ("OP GP"), an entity that is wholly owned by the Trust. The limited partners of EROP are Education Realty OP Limited Partner Trust, a wholly owned subsidiary of the Trust, and other limited partners consisting of current and former members of management and non-affiliated third parties. The OP GP, as the sole general partner of the Operating Partnership, has the responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, have no authority to transact business for, or participate in the management activities of the Operating Partnership.

Interests in EROP are represented by Operating Partnership Units ("OP units"). The Operating Partnership's net income is allocated to the partners based on their respective percentage interests. Distributions are made in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of Education Realty Operating Partnership, LP (the "Operating Partnership Agreement"), on a per unit basis that is equal to the dividend per share on the Trust's common stock, which is publicly traded on the New York Stock Exchange ("NYSE") under the ticker symbol "EDR".

EROP owns, directly or indirectly, interests in collegiate housing communities located on or near major universities in the United States. EROP also provides real estate facility management, development and other advisory services through the following subsidiaries:

•	EDR Management Inc. ("Management Company"), a Delaware corporation collegiate housing management activities; and

•	EDR Development LLC ("Development Company"), a Delaware limited liability company providing development consulting services for third party collegiate housing communities.

EROP is subject to the risks involved with the ownership and operation of residential real estate near major universities throughout the United States. The risks include, among others, those normally associated with the changes in the demand for housing by the students at the related universities, competition for tenants, creditworthiness of tenants, changes in tax laws, interest rate levels, the availability of financing and potential liability under environmental and other laws.

2. Summary of significant accounting policies

Basis of presentation and principles of consolidation

The accompanying condensed consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (“GAAP”). The accompanying condensed consolidated financial statements of EROP represent the assets and liabilities and operating results of EROP and subsidiaries in which EROP owns a controlling financial interest. All intercompany balances and transactions have been eliminated in the accompanying condensed consolidated financial statements.

Interim financial information

The accompanying unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of EROP's financial position, results of operations and cash flows for such periods. Because of the seasonal nature of the business, the operating results and cash flows are not necessarily indicative of results that may be expected for any other interim periods or for the full fiscal year. These financial statements should be read in conjunction with EROP's consolidated financial statements and related notes included in Exhibit 99.1 of this Form 8-K.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalents

All highly-liquid investments with a maturity of three months or less when purchased are considered cash equivalents. Restricted cash is excluded from cash and cash equivalents for the purpose of preparing the condensed consolidated balance sheets and statements of cash flows. EROP maintains cash balances in various banks. At times, the amounts of cash on deposit with certain banks may exceed the amount the Federal Deposit Insurance Corporation (“FDIC”) insures. As of September 30, 2014, EROP had $8.4 million of cash on deposit that was uninsured by the FDIC or in excess of the FDIC limits.

Restricted cash

Restricted cash includes escrow accounts held by lenders for the purpose of paying taxes, insurance, principal and interest and funding capital improvements.

Notes receivable

On August 26, 2013, EROP provided a $0.5 million promissory loan to College Park Apartments, Inc. ("CPA"), EROP's partner in the unconsolidated joint venture University Village-Greensboro LLC (see Note 3), at an interest rate of 10% per annum and a maturity date of August 1, 2020. Under the loan, CPA can make one draw per calendar quarter and has borrowed $0.4 million as of September 30, 2014. The loan is secured by CPA's interest in the joint venture.

On July 14, 2010, EROP entered into definitive agreements for the development, financing and management of a $60.7 million, 20-story, 572-bed graduate collegiate housing complex at the Science + Technology Park at Johns Hopkins Medical Institute. EROP developed and manages the building, which was constructed on land owned by Johns Hopkins University and leased to a subsidiary of East Baltimore Development, Inc., a nonprofit partnership of private and public entities dedicated to Baltimore’s urban revitalization. Under terms of the agreements, EROP (a) received development and construction oversight fees and reimbursement of predevelopment expenses, (b) invested in the form of an $18.0 million second mortgage, (c) received a $3.0 million fee for providing a repayment guarantee of the construction first mortgage (see Note 6) and (d) received a 10-year management contract. The second mortgage had a maturity date of July 31, 2040. As of December 31, 2013, the note receivable for the second mortgage had a balance of $18.0 million and is recorded in notes receivable in the accompanying condensed consolidated balance sheet. EROP did not have an ownership interest in any form that would require consolidation. Due to its financing commitments to the project along with other factors, EROP deferred recognition of the development services revenue, guarantee fee revenue and interest income earned on the second mortgage until the second mortgage was repaid, and EROP no longer had a substantial continuing financial involvement. During the quarter ended September 30, 2014, the third party owners closed on permanent financing for the community and used the proceeds to repay the construction first mortgage and second mortgage. As a result, EROP recognized development services revenue, net of costs, of $2.6 million (including participation in cost savings of $0.8 million), guarantee fee revenue of $3.0 million (reflected in interest income) and interest income on the second mortgage of $6.5 million.

Collegiate housing properties

Land, land improvements, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. Buildings and improvements are depreciated over 15 to 40 years, land improvements are depreciated over 15 years and furniture, fixtures, and equipment are depreciated over 3 to 7 years. Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful life.

Acquired collegiate housing communities’ results of operations are included in EROP’s results of operations from the respective dates of acquisition. Appraisals, estimates of cash flows and other valuation techniques are used to allocate the purchase price of acquired property between land, land improvements, buildings and improvements, furniture, fixtures and equipment and identifiable intangibles, such as amounts related to in-place leases. Acquisition costs are expensed as incurred and are included in general and administrative expense in the accompanying condensed consolidated statements of comprehensive income.

Management assesses impairment of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management uses an estimate of future undiscounted cash flows of the related asset based on its intended use to determine whether the carrying value is recoverable. If EROP determines that the carrying value of an asset is not recoverable, the fair value of the asset is estimated and an impairment loss is recorded to the extent the carrying value exceeds estimated fair value. Management estimates fair value using discounted cash flow models, market appraisals if available, and other market participant data. During the nine months ended September 30, 2014, EROP recorded a $12.7 million loss on impairment of collegiate housing properties. The impairment loss recorded was related to an impairment recognized in the first quarter of 2014 prior to the sale of a property during the first quarter of 2014 and for two additional properties identified in the second and third quarters that were determined to be impaired due to a change in circumstances that indicated their respective carrying values may not be recoverable. The changes in circumstances for the properties could be attributable to changes in property specific market conditions, changes in anticipated future use and/or leasing results or a combination of these factors.

When a collegiate housing property meets the criteria to be classified as held for sale, the fair value less cost to sell such asset is estimated. If the fair value less cost to sell the asset is less than the carrying amount of the asset, an impairment charge is recorded for the estimated loss. Depreciation expense is no longer recorded once a collegiate housing property has met the held for sale criteria. Operations of collegiate housing properties that were sold or classified as held for sale were recorded as part of discontinued operations prior to January 1, 2014. During the nine months ended September 30, 2013, two properties were classified as discontinued operations in the accompanying condensed consolidated statements of comprehensive income. Both of these properties were sold by December 31, 2013 (see Note 8). Effective January 1, 2014, EROP adopted Accounting Standards Update No. 2014-08 related to the presentation of discontinued operations. Prospectively, only dispositions that represent a strategic shift in EROP's business will qualify for treatment as discontinued operations. The property dispositions during the nine months ended September 30, 2014 did not qualify for treatment as discontinued operations and, as a result, the operations of the properties are included in continuing operations in the accompanying condensed consolidated statements of comprehensive income. As of September 30, 2014, one property met the held for sale criteria, and it is classified as collegiate housing properties - held for sale, net in the accompanying condensed consolidated balance sheet. This property did not meet the criteria for treatment as discontinued operations under the new guidance and was sold in October 2014 (see Note 12).

Common stock issued by the Trust and related offering costs

The Trust is structured as an umbrella partnership REIT ("UPREIT") and contributes all proceeds from its various equity offerings to EROP. In return for those contributions, the Trust (through Education Realty OP Limited Partner Trust) receives OP units equal to the number of shares of common stock the Trust issued in the equity offering. As stipulated in the Operating Partnership Agreement, proceeds from equity offerings are deemed to be contributed to the Operating Partnership at the gross amount with EROP incurring expenses related to the underwriters commission and other offering costs. Accordingly, proceeds from common stock issuances contributed to EROP in exchange for OP Units are presented gross on the condensed consolidated statement of cash flows and in the condensed consolidated statement of changes in partners' capital and noncontrolling interest. They payment of offering costs by EROP on behalf of the Trust is considered a distribution.

On October 24, 2014, the Trust entered into three equity distribution agreements pursuant to which the Trust may issue and sell shares of its common stock having an aggregate gross offering amount of up to $150 million (see Note 12). When stock is sold, the Trust intends to contribute the proceeds to EROP in exchange for units and EROP intends to use the net proceeds to repay the unsecured revolving credit facility (see Note 4), fund its development pipeline, fund acquisitions and for general corporate purposes.

On June 24, 2014, the Trust completed a follow-on equity offering of 24.5 million shares of its common stock, which included 3.2 million shares purchased by the underwriters pursuant to an option to purchase additional shares. The Trust received approximately $239.4 million in net proceeds from the offering after deducting the underwriting discount and other offering expenses payable by the Trust. The Trust contributed the proceeds to EROP and EROP used the net proceeds to pay down the unsecured revolving credit facility (see Note 4).

On May 22, 2012, the Trust entered into two equity distribution agreements pursuant to which the Trust could issue and sell shares of its common stock having an aggregate gross offering amount of up to $50 million. As of December 31, 2013, the Trust had sold 1.6 million shares of common stock under the distribution agreements for net proceeds of approximately $17.8 million. The Trust contributed the proceeds to EROP and EROP used the net proceeds to repay debt, fund its development pipeline, fund acquisitions and for general corporate purposes. The Trust sold 2.9 million shares under the distribution agreements during the nine months ended September 30, 2014 for net proceeds of approximately $31.5 million.

On May 19, 2010, the Trust’s stockholders approved the Education Realty Trust, Inc. Employee Stock Purchase Plan (the “ESPP”), which became effective on July 1, 2010. Pursuant to the ESPP, all employees of EROP are eligible to make periodic purchases of the Trust's common stock through payroll deductions. Subject to the discretion of the compensation committee of the Board, the purchase price per share of common stock purchased by employees under the ESPP is 85% of the fair market value on the applicable purchase date. The Trust reserved 300,000 shares of common stock for sale under the ESPP. The aggregate cost of the ESPP (generally the 15% discount on the shares purchased) is recorded by EROP as a period expense as the employees receiving the benefit are employees of EROP. For the nine months ended September 30, 2014 and 2013, total compensation expense relating to the ESPP was $26.1 thousand and $14.4 thousand, respectively. The compensation expense is recorded in general and administrative expense in the accompanying condensed consolidated statements of comprehensive income.

Debt premiums

Differences between the estimated fair value of debt and the principal value of debt assumed in connection with collegiate housing property acquisitions are amortized over the term of the related debt as either an offset or increase to interest expense using the effective interest method. As of September 30, 2014 and December 31, 2013, EROP had net unamortized debt premiums of $1.7 million and $2.3 million, respectively. These amounts are included in mortgage and construction loans in the accompanying condensed consolidated balance sheets.

Income taxes

The Trust qualifies as a REIT under the Code and is generally not subject to federal, state and local income taxes on any of its taxable income that it distributes if it distributes at least 90% of its REIT taxable income for each tax year to its stockholders and meets certain other requirements. If the Trust fails to qualify as a REIT for any taxable year, the Trust will be subject to federal, state and local income taxes (including any applicable alternative minimum tax) on its taxable income. EROP is bound by the terms of the Amended and Restated Agreement of Limited Partnership to ensure that the Trust continues to qualify as a REIT.

The Operating Partnership is generally not liable for federal corporate income taxes as income or loss is reported in the tax returns of its partners. EROP has elected, however, to treat certain subsidiaries, including the Management Company, as taxable REIT subsidiaries, which are taxed as C Corporations for federal, state and local income taxes. The Management Company provides management services, and through the Development Company, provides development services to properties owned by EROP as well as third-parties. Deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years in which those temporary differences are expected to reverse.

EROP had no unrecognized tax benefits as of September 30, 2014 and December 31, 2013. EROP and its subsidiaries file federal and state income tax returns. As of September 30, 2014, open tax years generally included tax years for 2011, 2012 and 2013. EROP’s policy is to include interest and penalties related to unrecognized tax benefits in general and administrative expenses. As of September 30, 2014 and December 31, 2013, EROP had no interest or penalties recorded related to unrecognized tax benefits.

Noncontrolling interests

As of September 30, 2014, EROP had entered into three joint venture agreements to develop, own and manage properties near Arizona State University - Downtown Phoenix (Roosevelt Point), Duke University (605 West) and The University of Louisville (The Retreat at Louisville). EROP is deemed to be the primary beneficiary of these communities; therefore, EROP accounts for the joint ventures using the consolidation method of accounting. EROP's joint venture partners' investments in 605 West met the requirements to be classified outside of permanent equity, and is therefore classified as redeemable noncontrolling interests in the accompanying condensed consolidated balance sheets and net income (loss) attributable to noncontrolling interests in the accompanying condensed consolidated statements of comprehensive income due to the partner's ability to put their ownership interests to EROP as stipulated in the operating agreements. EROP's joint venture partners’ investments in the Arizona State University - Downtown Phoenix joint venture and The University of Louisville joint venture are accounted for as noncontrolling interests in the accompanying condensed consolidated balance sheets and statements of changes in partners' capital and noncontrolling interests and net income (loss) attributable to noncontrolling interests in the accompanying condensed consolidated statements of comprehensive income.

As of December 31, 2013, EROP had entered into a joint venture agreement to develop, own and manage a collegiate housing property near The University of Mississippi (The Retreat at Oxford). EROP's joint venture partners’ investment is accounted for as noncontrolling interests in the accompanying condensed consolidated balance sheets and statements of changes in partners' capital and noncontrolling interests and net income (loss) attributable to noncontrolling interests in the accompanying condensed consolidated statements of comprehensive income through August 29, 2014. On August 29, 2014, EROP purchased its joint venture partner's 30% interest in The Retreat at Oxford for $8.5 million. This collegiate housing property is now wholly owned by EROP.

On April 15, 2014, EROP purchased a portion of its joint venture partner's interest in Roosevelt Point for $0.8 million. As a result of this purchase, EROP now holds a 95% ownership in the Roosevelt Point collegiate housing property. Additionally, on September 10, 2013, EROP purchased its joint venture partner's 10% interest in the collegiate housing property referred to as East Edge located near the University of Alabama for $6.9 million and as a result owns 100% of this property.

The units of the limited partnership interest of University Towers Operating Partnership, LP (“University Towers Operating Partnership Units”) are also referred to as noncontrolling interests. EROP follows the guidance issued by the Financial Accounting Standards Board (“FASB”) regarding the classification and measurement of redeemable securities. The University Towers Operating Partnership Units are redeemable at the option of the holder and they participate in net income and distributions. Accordingly, EROP has determined that the University Towers Operating Partnership Units meet the requirements to be classified outside of permanent equity, and are therefore also classified as redeemable noncontrolling interests in the accompanying condensed consolidated balance sheets. Income related to such units are recorded as net income attributable to noncontrolling interests in the accompanying condensed consolidated statements of comprehensive income.

The following table sets forth the activity with the redeemable noncontrolling interests for the nine months ended September 30, 2014 and 2013 (in thousands):

	2014	2013
Beginning balance – redeemable noncontrolling interests	$2,359	$1,164
Net loss attributable to redeemable noncontrolling interests	(55)	(59)
Adjustments to report redeemable noncontrolling interests at fair value	1,765	—
Distributions attributable to redeemable noncontrolling interests	(518)	(77)
Ending balance – redeemable noncontrolling interests	$3,551	$1,028

The value of redeemable noncontrolling interests is reported at the greater of fair value or historical cost at the end of each reporting period. As of September 30, 2014, EROP reported the redeemable noncontrolling interests at fair value, which was greater than historical cost.

Redeemable Limited Partner Units

EROP classifies the portion of OP units that EROP is required, either by contract or securities law, to deliver registered shares of common stock of the Trust or cash, at the general partner's discretion, to the exchanging OP unitholder as redeemable limited partner units in the mezzanine section of the accompanying consolidated balance sheets. The redeemable limited partner units are reported at the greater of fair value or historical cost at the end of each reporting period. As of December 31, 2013, EROP reported the redeemable limited partner units at historical cost, which was greater than fair value. During the year ended December 31, 2012, 43,832 Operating Partnership Units were redeemed for 43,832 shares of common stock of the Trust.

Below is a table summarizing the activity of redeemable limited partners' capital for the nine months ended September 30, 2014 and 2013 (in thousands):

	2014	2013
Beginning balance – redeemable limited partner units	$7,512	$7,780
Net income	261	57
Distributions	(282)	(257)
Adjustments to report redeemable limited partner at fair value	1,010	—
Ending balance – redeemable limited partner units	$8,501	$7,580

The value of redeemable limited partner units is reported at the greater of fair value or historical cost at the end of each reporting period. As of September 30, 2014, EROP reported the redeemable limited partner units at fair value, which was greater than historical cost.

Earnings per unit

Basic earnings per unit is calculated by dividing net earnings available to unitholders by the weighted average number of units outstanding during the applicable period. Diluted earnings per unit is calculated similarly, except that it includes the dilutive effect of the assumed exercises of potentially dilutive securities.

The following is a summary of the elements used in calculating basic and diluted earnings per unit (dollars in thousands):

	Nine Months Ended September 30,
	2014	2013
Numerator - basic and diluted earnings per unit (in thousands):
Income (loss) from continuing operations	$5,729	$(1,696)
Income (loss) from continuing operations attributable to noncontrolling interests	136	(52)
Income (loss) from continuing operations attributable to unitholders	5,865	(1,748)
Income from discontinued operations	—	4,381
Net income attributable to unitholders	$5,865	$2,633

Denominator:
Weighted average units outstanding	124,019,046	114,301,779
Redeemable OP units	830,343	830,343
Weighted average units outstanding - basic	124,849,389	115,132,122

Redeemable noncontrolling units	207,257	—	(1)
Weighted average units outstanding - diluted	125,056,646	115,132,122

(1) For the nine months ended September 30, 2013, the University Towers Operating Partnership Units were outstanding, but were not included in the computation of diluted earnings per share because the effects of their inclusion would be anti-dilutive. A reconciliation of the numerators and denominators for the basic and diluted earnings per share computation is not presented, as EROP reported a loss from continuing operations for the nine months ended September 30, 2013, and therefore the effect of the inclusion of all potentially dilutive securities would be anti-dilutive when computing diluted earnings per share; thus, the computation for both basic and diluted earnings per share is the same.

Goodwill and other intangible assets

Goodwill is tested annually for impairment as of December 31, and is tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying value exceeds the asset’s fair value. The accumulated impairment loss recorded by EROP as of December 31, 2008 was $0.4 million. No additional impairment has been recorded through September 30, 2014. The carrying value of goodwill was $3.1 million as of September 30, 2014 and December 31, 2013, of which $2.1 million was recorded related to the management services segment and $0.9 million was recorded related to the development consulting services segment. Goodwill is not subject to amortization. Other intangible assets generally include in-place leases acquired in connection with acquisitions and are amortized over the estimated life of the lease/contract term. In connection with the acquisition of The District on Apache (see Note 7), EROP recorded an intangible asset related to in-place leases of $0.6 million. The carrying value of other intangible assets was $0.6 million and $0.8 million as of September 30, 2014 and December 31, 2013, respectively.

Investment in unconsolidated entities

EROP accounts for its investments in unconsolidated joint ventures using the equity method of accounting whereby the carrying value of an investment is adjusted for EROP’s share of earnings or losses of the respective investment reduced by distributions received by EROP. The earnings or losses and distributions of the unconsolidated joint ventures are allocated based on each owner’s respective ownership interests. These investments are classified as other assets or accrued expenses, depending on whether the distributions exceed EROP’s contributions and share of earnings or losses in the joint ventures, in the accompanying condensed consolidated balance sheets (see Note 3).

Comprehensive income

EROP follows the authoritative guidance issued by the FASB relating to the reporting and display of comprehensive income and its components. For all periods presented, comprehensive income includes net income and other comprehensive income (loss) related to the change in fair value of the interest rate swaps (see Note 10).

Stock-based compensation

On May 4, 2011, the Trust’s stockholders approved the Education Realty Trust, Inc. 2011 Omnibus Equity Incentive Plan (the “2011 Plan”). The 2011 Plan replaced the Education Realty Trust, Inc. 2004 Incentive Plan (“2004 Plan”) in its entirety. The 2011 Plan is described more fully in Note 9. EROP recognizes compensation costs related to share-based payments in the accompanying condensed consolidated financial statements in accordance with authoritative guidance. This requires compensation costs to be recognized in the financial statements of a subsidiary to ensure the user of the financial statements understands all of the subsidiary's cost of doing business. Although the 2011 Plan was established by the Trust, the intent was to provide incentive to the management employees of EROP and therefore the related compensation costs have been reflected in the accompanying condensed consolidated statements of comprehensive income and were treated as capital contributions in the accompanying condensed consolidated statement of changes in partners' capital and noncontrolling interests.

Derivative instruments and hedging activities

EROP records all derivative financial instruments on the balance sheet at fair value. Changes in fair value are recognized either in earnings or as other comprehensive income (loss), depending on whether the derivative has been designated as a fair value or cash flow hedge and whether it qualifies as part of a hedging relationship, the nature of the exposure being hedged, and how effective the derivative is at offsetting movements in underlying exposure. EROP discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; the derivative expires or is sold, terminated, or exercised; it is no longer probable that the forecasted transaction will occur; or management determines that designating the derivative as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, EROP will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings. EROP uses interest rate swaps to effectively convert a portion of its variable rate debt to fixed rate, thus reducing the impact of changes in interest rates on interest payments (see Note 10). These instruments are designated as cash flow hedges and the interest differential to be paid or received is recorded as interest expense.

Recent accounting pronouncements

In August 2014, the FASB issued Accounting Standards Update ("ASU") 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40)" ("ASU 2014-15"). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. ASU 2014-15 is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. EROP does not expect ASU 2014-15 to have a material impact on EROP's condensed consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)" ("ASU 2014-09"). The guidance outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including the guidance on real estate derecognition for most transactions. ASU 2014-09 provides that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years and permits the use of either the retrospective or cumulative effect transition method. EROP is currently evaluating the provisions of this guidance.

In April 2014, the FASB issued ASU 2014-08, "Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360) - Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity" ("ASU 2014-08"). ASU 2014-08 changes the threshold for disclosing discontinued operations and the related disclosure requirements. Pursuant to ASU 2014-08, only disposals representing a strategic shift, such as a major line of business, a major geographical area or a major equity investment, should be presented as a discontinued operation. The guidance is to be applied prospectively to new disposals and new classifications of disposal groups as held for sale after the effective date. ASU 2014-08 is effective for annual periods beginning on or after December 15, 2014 with early adoption permitted. EROP adopted ASU 2014-08 as of January 1, 2014.

In February 2013, the FASB issued ASU 2013-04, "Liabilities (Topic 405)" ("ASU 2013-04"), which updated the guidance related to Liabilities to provide guidance for the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date. ASU 2013-04 requires the entity to measure these obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The updated guidance also requires an entity to disclose the nature and amount of the obligation as well as certain other information. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2013. The adoption did not have a material impact on EROP's condensed consolidated financial statements.

3. Investments in unconsolidated entities

During the nine months ended September 30, 2014, EROP had investments in the following unconsolidated joint ventures that are accounted for under the equity method of accounting:

•	1313 5th Street MN Holdings, LLC, a Delaware limited liability company, 50% owned by the Operating Partnership;

•	West Clayton Athens GA Owner, LLC, a Delaware limited liability company, 50% owned by the Operating Partnership;

•	Elauwit Networks, a South Carolina limited liability company, 10% owned by the Operating Partnership; and

•	University Village-Greensboro LLC, a Delaware limited liability company, 25% owned by the Operating Partnership.

During the nine months ended September 30, 2013, EROP had investments in the following unconsolidated joint ventures that are accounted for under the equity method of accounting:

•	1313 5th Street MN Holdings, LLC, a Delaware limited liability company, 50% owned by the Operating Partnership;

•	Joint investment in land, 50% owned by the Operating Partnership;

•	Elauwit Networks, a South Carolina limited liability company, 10% owned by the Operating Partnership; and

•	University Village-Greensboro LLC, a Delaware limited liability company, 25% owned by the Operating Partnership.

EROP participates in major operating decisions of, but does not control, these entities; therefore, the equity method of accounting is used to account for these investments. The following is a summary of financial information for EROP’s unconsolidated joint ventures for the nine months ended September 30, 2014 and 2013 (in thousands):

	2014	2013
Revenues	$22,006	$2,706
Net loss	(1,246)	(408)
EROP's equity in losses of unconsolidated entities	(370)	(102)

As of September 30, 2014 and December 31, 2013, EROP had $29.0 million and $21.2 million, respectively, of investments in unconsolidated entities classified in other assets in the accompanying condensed consolidated balance sheets. As of September 30, 2014 and December 31, 2013, EROP had $1.6 million and $1.7 million, respectively, in liabilities related to investments in unconsolidated entities where distributions exceeded contributions and equity in earnings and EROP has historically provided financial support; therefore, these investments are classified in accrued expenses in the accompanying condensed consolidated balance sheets.

4. Debt

Revolving credit facility

On January 14, 2013, the Operating Partnership entered into a Fourth Amended and Restated Credit Agreement and, on October 24, 2013, entered into the First Amendment to the agreement which increased the maximum facility from $375.0 million to $500.0 million (as amended, the "Fourth Amended Revolver"). The Fourth Amended Revolver also has an accordion feature to $700.0 million, which may be exercised during the first four years subject to satisfaction of certain conditions. The initial maturity date of the Fourth Amended Revolver is January 14, 2018, and the Operating Partnership may extend the maturity date for one year subject to certain conditions.

Availability under the Fourth Amended Revolver is limited to a “borrowing base availability” equal to the lesser of (i) 60% of the property asset value (as defined in the credit agreement) and (ii) the loan amount, which would produce a debt service coverage ratio of no less than 1.40. As of September 30, 2014, the borrowing base availability was $500.0 million, and the Operating Partnership had $210.0 million outstanding under the Fourth Amended Revolver; thus, the remaining borrowing base availability was $290.0 million.

The Trust serves as the guarantor for any funds borrowed by the Operating Partnership under the Fourth Amended Revolver. The interest rate per annum applicable to the Fourth Amended Revolver is, at the Operating Partnership’s option, equal to a base rate or the London InterBank Offered Rate (“LIBOR”) plus an applicable margin based upon our leverage. As of September 30, 2014, the effective interest rate applicable to the Fourth Amended Revolver was 1.46%.

The Fourth Amended Revolver contains customary affirmative and negative covenants and contains financial covenants that, among other things, require EROP and its subsidiaries to maintain certain minimum ratios of EBITDA (earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests, and the Trust is prohibited from making distributions in excess of 95% of funds from operations except to comply with the legal requirements to maintain its status as a REIT. As of September 30, 2014, EROP was in compliance with all covenants of the Fourth Amended Revolver.

Unsecured term loan facility

On January 13, 2014, the Operating Partnership and certain of its subsidiaries (together with the Operating Partnership, the “Borrowers”), each of which is an indirectly owned subsidiary of EROP, entered into a credit agreement (the "Credit Agreement"), which provides for unsecured term loans in the initial aggregate principal amount of $187.5 million, consisting of a $122.5 million Tranche A term loan with a seven-year maturity (the “Tranche A Term Loan”) and a $65.0 million Tranche B term loan with a five-year maturity (the “Tranche B Term Loan” and, together with the Tranche A Term Loan, the “Term Loans”). The Tranche A Term Loan matures on January 13, 2021 and the Tranche B Term Loan matures on January 13, 2019. The Credit Agreement contains an accordion feature pursuant to which the Borrowers may request that the total aggregate amount of the Term Loans be increased to $250.0 million, which may be allocated to Tranche A or Tranche B, subject to certain conditions, including obtaining commitments from any one or more lenders to provide such additional commitments. EROP used proceeds from the Term Loan to repay a portion of the outstanding balance under the Fourth Amended Revolver.

The interest rate per annum on the Tranche A Term Loan is, at the Borrowers’ option, equal to a base rate or LIBOR plus an applicable margin ranging from 155 to 225 basis points. The interest rate per annum on the Tranche B Term Loan is, at the Borrowers’ option, equal to a base rate or LIBOR plus an applicable margin ranging from 120 to 190 basis points. The applicable margin for the Term Loans is based on leverage.

The Credit Agreement contains customary affirmative and restrictive covenants substantially similar to those contained in EROP’s Fourth Amended Revolver. The Trust serves as the guarantor for any funds borrowed by the Borrowers under the Credit Agreement. As of September 30, 2014, EROP was in compliance with all covenants of the Credit Agreement.

In connection with entering into the Credit Agreement, EROP entered into multiple interest rate swaps with notional amounts totaling $187.5 million to hedge the interest payments on the LIBOR-based Term Loans (see Note 10). As of September 30, 2014, the effective interest rate on the Tranche A Term Loan was 3.85% (weighted average swap rate of 2.30% plus the current margin of 1.55%) and the effective interest rate on the Tranche B Term Loan was 2.86% (weighted average swap rate of 1.66% plus the current margin of 1.20%).

Mortgage and construction debt

Master Secured Credit Facility

EROP has a credit facility with Fannie Mae (the "Master Secured Credit Facility") that was entered into on December 31, 2008 and expanded on December 2, 2009. All notes under the Master Secured Credit Facility contain cross-default provisions, and all properties securing the notes are cross-collateralized. EROP was in compliance with all financial covenants, including consolidated net worth and liquidity tests, contained in the Master Secured Credit Facility as of September 30, 2014. As of September 30, 2014 and December 31, 2013, EROP had $160.4 million and $169.7 million, respectively, of mortgage loans outstanding under the Master Secured Credit Facility bearing interest at a weighted average fixed interest rate of 5.91%.

Mortgage debt

As of September 30, 2014, EROP had outstanding mortgage indebtedness of $81.1 million (excluding an unamortized debt premium of $1.7 million). Of the total mortgage debt outstanding at September 30, 2014, $47.1 million relates to mortgage debt bearing interest at fixed rates ranging from 4.2% to 5.6% and $34.0 million relates to mortgage debt bearing interest at variable rates at a weighted average effective interest rate of 2.29%. The mortgage debt outstanding is secured by underlying collegiate housing properties.

In February 2014, EROP repaid in full variable rate mortgage debt of $35.7 million that was assumed in connection with the 2011 acquisition of the GrandMarc at Westberry Place collegiate housing community located at Texas Christian University. The interest rate was equal to a base rate plus a 4.85% margin, and the loan was scheduled to mature on January 1, 2020. In connection with this repayment, EROP recognized a $0.6 million loss on extinguishment of debt.

On July 1, 2014, in connection with the sale of Pointe West collegiate housing community located at University of South Carolina, EROP repaid a mortgage debt of $9.5 million in full. The interest rate was equal to 4.92% and the mortgage debt was scheduled to mature on August 1, 2014.

On July 14, 2014, EROP repaid $7.2 million of mortgage debt that was part of the Master Secured Credit Facility. The interest rate was 4.96% and the mortgage debt was scheduled to mature on January 1, 2015. Simultaneously with the sale of The Reserve on South College, the community was released from the Master Secured Credit Facility (see Note 8). In connection with this pay off, EROP recognized a $0.1 million loss on extinguishment of debt.

Construction loans

As of September 30, 2014, EROP had construction loans outstanding of $60.5 million related to the following collegiate housing developments: The Retreat serving the University of Mississippi and Roosevelt Point serving Arizona State University - Downtown Phoenix Campus. Interest on these construction loans is at variable rates at a weighted average effective interest rate of 2.22%.

In April 2014, EROP repaid in full variable rate construction debt with an outstanding principal balance of $32.3 million related to the development of The Oaks on the Square (Phase I and II). The effective interest rate was equal to 2.41% and the loan was scheduled to mature on October 30, 2015.

On September 30, 2014, EROP repaid in full variable rate construction debt with an outstanding balance of $8.2 million related to the development of The Oaks on the Square (Phase III) serving the University of Connecticut. The effective interest rate was equal to 2.10% and the loan was scheduled to mature on September 11, 2017. In connection with this pay off, EROP recognized a $0.1 million loss on extinguishment of debt.

On July 9, 2014, EROP entered into a construction loan agreement related to the development of a jointly owned cottage-style community located in Louisville, Kentucky (The Retreat at Louisville). EROP is the majority owner and will the manage the community once it is completed. The interest rate per year applicable to the loan is, at the option of EROP, equal to a base rate plus a 1.05% margin or LIBOR plus a 2.05% margin and is interest only though July 10, 2017. On July 10, 2017, if certain conditions are met, EROP has the option to extend the loan until July 9, 2018 and another year thereafter. During the extension periods, if applicable, principal and interest are to be repaid on a monthly basis. As of September 30, 2014, there were no amounts outstanding under the construction loan.

In connection with the acquisition of The Varsity serving the University of Michigan during the year ended December 31, 2013, EROP assumed a construction loan in the amount of $32.4 million. The interest rate per year applicable to the loan is equal to LIBOR plus a 2.25% margin and is interest only through August 1, 2015. As of September 30, 2014, the effective interest rate applicable to the loan was 2.40%. On August 1, 2015, if certain conditions for extension are met, EROP has the option to extend the loan until August 1, 2017. During the extension period, if applicable, principal and interest are to be repaid on a monthly basis.

The scheduled maturities of outstanding mortgage and construction indebtedness as of September 30, 2014 are as follows (in thousands):

Fiscal Year Ending December 31,
2014 (3 months ending December 31, 2014)	$896
2015	96,983
2016	124,672
2017	39,068
2018	1,635
Thereafter	71,166
Total	334,420
Debt premium	1,694
Outstanding as of September 30, 2014, net of unamortized debt premium	$336,114

As of September 30, 2014, the outstanding mortgage and construction debt had a weighted average effective interest rate of 4.39% and carried a weighted average term of 2.04 years.

5. Segments

EROP defines business segments by their distinct customer base and service provided. EROP has identified three reportable segments: collegiate housing leasing, development consulting services and management services. Management evaluates each segment’s performance based on net operating income, which is defined as income before depreciation, amortization, ground leases, impairment losses, interest expense (income), gains on insurance settlements, gains (losses) on extinguishment of debt, gains (losses) on sale of collegiate housing properties, income taxes, equity in earnings (losses) of unconsolidated entities, noncontrolling interests and discontinued operations. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intercompany fees are reflected at the contractually stipulated amounts.

The following tables represent EROP’s segment information for the nine months ended September 30, 2014 and 2013 (in thousands):

	Nine Months Ended September 30,
	2014	2013
Collegiate Housing Leasing:
Collegiate housing leasing revenue	$144,677	$116,338
Collegiate housing leasing operating expenses	70,062	59,430
Net operating income	$74,615	$56,908
Total segment assets at end of period (1)	$1,750,705	$1,473,665

Development Consulting Services:
Third-party development consulting services revenue	$5,264	$1,989
General and administrative expenses	1,922	1,396
Net operating income	$3,342	$593
Total segment assets at end of period(2)	$4,941	$6,097

Management Services:
Third-party management services revenue	$2,856	$2,710
General and administrative expenses	1,933	1,898
Net operating income	$923	$812
Total segment assets at end of period(2)	$9,106	$10,965

	Nine Months Ended September 30,
	2014	2013
Reconciliations:
Segment revenue	$152,797	$121,037
Operating expense reimbursements	6,492	8,141
Total revenues	$159,289	$129,178

Segment operating expenses	$73,917	$62,724
Reimbursable operating expenses	6,492	8,141
Total operating expenses	$80,409	$70,865

Segment net operating income	$78,880	$58,313

The following is a reconciliation of the reportable segments’ net operating income to EROP’s consolidated income (loss) before income taxes, discontinued operations and gain on sale of collegiate housing properties for the nine months ended September 30, 2014 and 2013 (in thousands):

	Nine Months Ended September 30,
	2014	2013
Segment net operating income	$78,880	$58,313
Other unallocated general and administrative expenses	(10,629)	(7,623)
Depreciation and amortization	(42,928)	(33,548)
Ground lease	(6,162)	(5,631)
Loss on impairment of collegiate housing properties	(12,734)	—
Nonoperating income (expenses)	270	(13,374)
Equity in losses of unconsolidated entities	(370)	(102)
Income (loss) before income taxes, discontinued operations and gain on sale of collegiate housing properties	$6,327	$(1,965)

(1) The increase in segment assets related to collegiate housing leasing is primarily related to the opening of seven new properties and two property acquisitions in 2014 and continued development of five communities for ownership by EROP.

(2) Total segment assets also include goodwill of $2,149 related to the management services and $921 related to devleopment consulting services.

6. Commitments and contingencies

In April 2013, EROP entered into a presale agreement with a private developer that obligated EROP to purchase a newly developed collegiate housing community adjacent to Florida International University for $43.5 million as long as the developer completed the project in time for fall 2014 occupancy. EROP closed on the acquisition of this property in August 2014 (see Note 7).

In July 2012, the collegiate housing community located in St. Louis, Missouri was partially destroyed by a fire. The community was rebuilt and fully reopened in August 2013. This fire caused substantial business interruption and property damage, both of which were covered under EROP's insurance policies. For the nine months ended September 30, 2014 and 2013, EROP recognized business interruption proceeds of $0.1 million and $1.6 million, respectively. These amounts are included in collegiate housing leasing revenues in the accompanying condensed consolidated statements of comprehensive income. During the nine months ended September 30, 2014, the insurance claims were settled and EROP recognized a gain on insurance proceeds of $8.1 million in the accompanying condensed consolidated statements of comprehensive income.

The Operating Partnership serves as non-recourse, carve-out guarantor for secured third-party debt in the amount of $23.7 million, held by one unconsolidated joint venture. The loan is scheduled to mature on July 1, 2020. The Operating Partnership is liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the respective operating agreement, the joint venture partner agreed to indemnify, defend and hold harmless EROP with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of the

Operating Partnership or its employees, agents or affiliates. Therefore, exposure under the guarantee for obligations not caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates is not expected to exceed the Operating Partnership’s proportionate interest in the related mortgage debt of $5.9 million.

The Operating Partnership, along with a joint venture partner, have jointly and severally guaranteed partial repayment for secured third-party construction debt held by one unconsolidated joint venture under development. The maturity date of the construction loan is December 31, 2015, with an option to extend the maturity date to December 31, 2016, provided certain conditions for extension are met. On December 31, 2016, the joint venture has the ability to further extend the maturity date to December 31, 2017, provided certain conditions for extension are met. The partial repayment guaranty for the construction debt is limited to $8.8 million. In addition, the Operating Partnership serves as a non-recourse, carve-out guarantor for the secured third-party debt and is liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the respective operating agreement, the joint venture partner agreed to indemnify, defend and hold harmless EROP with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates. Therefore, exposure under the guaranties for obligations not caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates are not expected to exceed the Operating Partnership's proportionate interest in the related mortgage debt in the case of the non-recourse, carve-out guaranty, or in the Operating Partnership's proportionate interest in the partial repayment guaranty of $8.8 million. As of September 30, 2014 and December 31, 2013, the joint venture had $50.8 million and $13.1 million outstanding, respectively, on the construction loans.

The Operating Partnership, along with a joint venture partner, have jointly and severally guaranteed partial repayment for secured third-party construction debt held by one unconsolidated joint venture under development. The maturity date of the construction loan is May 2, 2017, with an option to extend the maturity date to May 2, 2018, provided certain conditions for extension are met. On May 2, 2018, the joint venture has the ability to further extend the maturity date to May 2, 2019, provided certain conditions for extension are met. The partial repayment guaranty for the construction debt is limited to $7.2 million. In addition, the Operating Partnership serves as a non-recourse, carve-out guarantor for the secured third-party debt and is liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the joint venture's operating agreement, our joint venture partner agreed to indemnify, defend and hold harmless EROP with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates. Therefore, exposure under the guaranties for obligations not caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates are not expected to exceed the Operating Partnership's proportionate interest in the related mortgage debt in the case of the non-recourse, carve-out guaranty, or in the Operating Partnership's proportionate interest in the partial repayment guaranty of $7.2 million. As of September 30, 2014, the joint venture had not drawn on the construction loan.

In connection with the development agreement entered into on July 14, 2010 for a project at the Science + Technology Park at Johns Hopkins Medical Institute (see Note 2), EROP committed to provide a guarantee of repayment of a $42.0 million third-party construction loan for a $3.0 million fee, of which the carrying value approximated fair value. On July 1, 2014, the third-party owners refinanced the construction loan and EROP was released from the guarantee obligations. EROP collected and recognized the $3.0 million guarantee fee during the nine months ended September 30, 2014.

In connection with the condominium agreement related to The Oaks on the Square project in Storrs, Connecticut (see Note 4) the Operating Partnership and LeylandAlliance LLC jointly committed to provide a guarantee of repayment of a $46.4 million construction loan to develop the residential and retail portions of the first two phases of the project. As of December 31, 2013, $43.2 million had been drawn on the construction loan of which $11.8 million was attributable to LeylandAlliance LLC; this amount is not included in our accompanying condensed consolidated financial statements. On April 1, 2014, the construction loan for the first two phases of the project was repaid in full and EROP was released from the guarantee obligations of the construction loan.

During August 2013, the Operating Partnership and LeylandAlliance LLC entered into a $13.8 million construction loan for the third phase of the The Oaks on the Square project. Similar to the construction loan for the first two phases, the Operating Partnership and LeylandAlliance LLC jointly committed to provide a guarantee of repayment for the construction loan. As of December 31, 2013, $1.3 million had been drawn on the construction loan, of which $1.0 million, is attributable to LeylandAlliance LLC; these amounts are not included in our accompanying condensed consolidated financial statements. On September 30, 2014, the construction loan for the third phase of the project was repaid in full and EROP was released from the related guarantee obligations.

As owners and operators of real estate, environmental laws impose ongoing compliance requirements on EROP. EROP is not aware of any environmental matters or liabilities with respect to the collegiate housing communities that would have a material adverse effect on EROP’s consolidated financial condition or results of operations.

In the normal course of business, EROP is subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, in management’s opinion, the liabilities, if any, are not expected to have a material effect on our financial position, results of operations or liquidity.

Under the terms of the limited partnership agreement of University Towers Operating Partnership, LP, so long as the contributing owners of such property hold at least 25% of the University Towers Partnership Units, EROP has agreed to maintain certain minimum amounts of debt on the property to avoid triggering a taxable gain to the contributing owners. If EROP fails to do this, EROP must repay the contributing owners the amount of taxes they incur.

7. Acquisition and development of real estate investments

During the nine months ended September 30, 2014, EROP completed the following two collegiate housing property acquisitions:

Name	Primary University Served	Acquisition Date	# of Beds	# of Units	Contract Price (in thousands)
109 Tower	Florida International University Miami, Florida	Aug 2014	542	149	$43,500
District on Apache	Arizona State University Tempe, Arizona	Sept 2014	900	279	$89,800

Combined acquisition costs for these purchases were $0.9 million and are included in general and administrative expenses in the accompanying condensed consolidated statement of comprehensive income for the nine months ended September 30, 2014. EROP funded these acquisitions with proceeds from draws on EROP's Fourth Amended Revolver (see Note 4) and cash on hand. Due to the timing of the completion of the acquisitions, work is still ongoing to determine the fair value of those assets and liabilities as of the acquisition date. The purchase price allocation is expected to be finalized by December 31, 2014.  A preliminary allocation of the purchase price to the fair values of assets acquired and liabilities assumed as of the dates of the acquisitions are as follows (in thousands):

	109 Tower	District on Apache	Total
Collegiate housing properties	$43,384	$89,216	$132,600
Goodwill and other intangibles, net	—	643	643
Other assets	200	36	236
Current liabilities	(746)	(1,341)	(2,087)
Total net assets acquired	$42,838	$88,554	$131,392

The difference between the collegiate housing property acquisition contract prices of $133.3 million and the total net assets acquired of $131.4 million is primarily due to $1.9 million of net liabilities assumed.

The actual revenue and net income since the acquisition and the unaudited pro forma revenue and net income had the acquisition date been January 1, 2013, are as follows:

	Revenue	Net income	Net income attributable to unitholders per share - basic and diluted
	(in thousands)
Actual from date of acquisition – 9/30/14	$1,030	$52	$—
2014 supplemental proforma for 1/1/14 – 9/30/14 (1)	$165,458	$28,383	$0.23
2013 supplemental proforma for 1/1/13 – 9/30/13 (1)	$130,576	$3,014	$0.03
(1) Supplemental pro forma earnings for the nine months ended September 30, 2014 were adjusted to exclude $0.4 million of acquisition-related costs incurred during the nine months ended September 30, 2014. Supplemental pro forma earnings for the nine months ended September 30, 2013 were adjusted to include these charges. As 109 Tower opened for the 2014/2015 lease year, the supplemental pro forma revenue and net income for the period January 1, 2013 - September 30, 2013 only includes The District on Apache. In addition, as The District on Apache opened for the 2013/2014 lease year, the supplemental pro forma revenue and net income for January 1, 2013 to September 30, 2013 does not include a full year of operations.

During the year ended December 31, 2013, EROP completed the following three collegiate housing property acquisitions:

Name	Primary University Served	Acquisition Date	# of Beds	# of Units	Contract Price (in thousands)
The Cottages on Lindberg	Purdue University West Lafayette, Indiana	Aug 2013	745	193	$36,000
The Retreat at State College	Pennsylvania State University State College, Pennsylvania	Sept 2013	587	138	$56,189
The Varsity	University of Michigan Ann Arbor, Michigan	Dec 2013	415	181	$53,950

Combined acquisition costs for these purchases were $0.4 million. EROP funded these acquisitions with assumed debt of $32.4 million and proceeds from draws on EROP's Fourth Amended Revolver. A summary follows of the fair values of the assets acquired and the liabilities assumed as of the dates of the acquisitions (in thousands):

	The Cottages on Lindberg	The Retreat at State College	The Varsity	Total
Collegiate housing properties	$35,704	$55,812	$53,630	$145,146
Other assets	347	442	481	1,270
Current liabilities	(689)	(405)	(449)	(1,543)
Mortgage debt	—	—	(32,420)	(32,420)
Total net assets acquired	$35,362	$55,849	$21,242	$112,453

The difference between the collegiate housing property acquisition contract prices of $146.1 million and the total net assets acquired of $112.5 million is $1.2 million of net assets purchased or liabilities assumed and $32.4 million of assumed debt (see Note 4).

The actual revenue and net income since the acquisition and the unaudited pro forma revenue and net income had the acquisition date been January 1, 2013, are as follows:

	Revenue	Net income	Net income attributable to unitholders per share - basic and diluted
	(in thousands)
Actual from date of acquisition – 9/30/13	$719	$400	$—
2013 supplemental pro forma for 1/1/13 – 9/30/13(1)	$132,100	$3,004	$0.03
(1) Supplemental pro forma earnings for the nine months ended September 30, 2013 were adjusted to exclude $0.2 million of acquisition-related costs incurred in 2013.

Development of collegiate housing properties

In June 2014, EROP announced an agreement with a subsidiary of Landmark Property Holdings, LLC ("Landmark") to develop, own and manage a new 656-bed cottage-style collegiate housing property adjacent to The University of Louisville. EROP is the majority owner and managing member of the joint venture and will manage the community once completed. As of September 30, 2014, EROP and Landmark have incurred minimal costs for the project. The community is expected to open in the summer of 2015.

In March 2013, EROP announced an agreement with Javelin 19 Investments, LLC ("Javelin 19") to develop, own and manage a new collegiate housing property near Duke University, 605 West. EROP is the majority owner and managing member of the joint venture and manages the community, which opened in August 2014. As of September 30, 2014, EROP and Javelin 19 had incurred $44.6 million in costs for the project. During the nine months ended September 30, 2014 and 2013, EROP capitalized interest costs of $0.6 million and $0.2 million, respectively, and internal development project costs of approximately $0.1 million for both periods related to the development. For a period of five years from the date on which the property receives its initial certificate of occupancy, Javelin 19 has the right to require EROP to purchase Javelin 19’s 10% interest in the joint venture at a price to be determined.

In December 2011, EROP was selected by the University of Kentucky to develop, own and manage new collegiate housing on its campus. This project will be financed through EROP’s On-Campus Equity Plan, or the ONE Plan SM. As of September 30, 2014, EROP had incurred $52.9 million in costs for the 2014, 2015 and 2016 deliveries. Phase I opened in August 2013, Phase II opened for the 2014-2015 lease year, Phase II-B is expected to open in the summer of 2015 and the 2016 deliveries are expected to open in the summer of 2016. During the nine months ended September 30, 2014 and 2013, EROP capitalized interest costs of $2.9 million and $1.0 million, respectively, and internal development costs of $0.8 million and $0.6 million, respectively, related to the developments.

In November 2011, EROP purchased a collegiate housing property near the University of Colorado, Boulder (The Lotus). EROP developed additional housing on the existing land, which opened for the 2014/2015 lease year. As of September 30, 2014, EROP had incurred $21.1 million in project costs. During the nine months ended September 30, 2014 and 2013, EROP capitalized interest costs of $0.3 million and $73.8 thousand, respectively, and internal development project costs of $0.1 million and $65.9 thousand, respectively, related to the development.

In September of 2010, LeylandAlliance LLC and EROP entered into an agreement to develop the first two phases of Storrs Center, a mixed-use town center project, adjacent to the University of Connecticut. EROP developed, owns and manages the collegiate housing properties in these first two phases and both phases include commercial and residential offerings. The first phase opened in August 2012 and the second phase opened in August 2013. LeylandAlliance LLC and EROP subsequently entered into additional agreements to develop the third and fourth phases of the project. As of September 30, 2014, EROP had incurred $19.8 million in project costs for the third and fourth phases. During the nine months ended September 30, 2014 and 2013, EROP capitalized interest costs of $90.5 thousand and $0.6 million, respectively, and capitalized internal development project costs of approximately $0.1 million and $15.8 thousand, respectively, related to the developments. The third phase opened in August 2014 and the fourth phase is scheduled to be completed in the summer of 2015.

All costs related to the development of collegiate housing communities are classified as assets under development in the accompanying condensed consolidated balance sheets until the community is completed and opened.

8. Disposition of real estate investments and discontinued operations

During the nine months ended September 30, 2014, EROP sold The Reserve on West 31st collegiate housing community located in Lawrence, Kansas, the College Station at West Lafayette collegiate housing community located in West Lafayette, Indiana, the Pointe West collegiate housing community located in Cayce, South Carolina and The Reserve on South College collegiate housing community located in Auburn, Alabama for a combined sales price of $71.7 million, and received proceeds of $52.2 million, after payoffs of mortgage debt of $16.7 million (see Note 4) and closing costs. EROP recognized a $19.3 million gain on these dispositions. Two of these properties were sold during the nine months ended September 30, 2014, resulting in a gain of $8.4 million.

On December 19, 2013, EROP sold The Pointe at Western collegiate housing community located in Kalamazoo, Michigan for a sales price of $21.0 million. EROP received proceeds of $20.0 million after closing costs. On June 19, 2013, EROP also sold the College Grove collegiate housing community located in Murfreesboro, Tennessee for a price of $20.7 million. EROP received proceeds of $20.2 million after prorations and closing costs. EROP recognized a $3.9 million gain on the 2013 dispositions, which is reflected in discontinued operations.

As discussed in Note 2, EROP early adopted the accounting guidance related to the presentation of discontinued operations as of January 1, 2014. The four property dispositions in 2014 discussed above and any subsequent one-off dispositions are not expected to qualify for treatment as discontinued operations unless the dispositions qualify as a strategic shift in EROP's business pursuant to ASU 2014-08. The historical operations of all four 2014 property dispositions are presented in continuing operations for all periods presented as the adoption of the guidance is on a prospective basis. Accordingly, the results of operations of the two property dispositions during 2013 are included in discontinued operations in the accompanying condensed consolidated statements of comprehensive income for the nine months ended September 30, 2013.

The following table summarizes the income from discontinued operations, net of noncontrolling interests, for the nine months ended September 30, 2013 (in thousands):

Collegiate housing leasing revenue	$4,470
Collegiate housing leasing operating expenses	(2,571)
Depreciation and amortization	(1,414)
Interest income	1
Noncontrolling interests	(3)
Income from discontinued operations attributable to unitholders	483
Gain on sale of collegiate housing properties	3,895
Noncontrolling interests	(28)
Gain on sale of collegiate housing properties attributable to unitholders	3,867
Income from discontinued operations, net of noncontrolling interests	$4,350

9. Incentive plans

On May 4, 2011, the Trust's stockholders approved the Education Realty Trust, Inc. 2011 Omnibus Equity Incentive Plan (the “2011 Plan”). The purpose of the 2011 Plan is to promote the interests of the Trust and its stockholders by attracting, motivating and retaining talented executive officers, employees and directors of the Trust and EROP and linking their compensation to the long-term interests of the Trust and its stockholders. The 2011 Plan replaced the Education Realty Trust, Inc. 2004 Incentive Plan (“2004 Plan”) in its entirety and authorizes the grant of the 315,000 shares that remained available for grant under the 2004 plan, as well as 3,147,500 additional shares. As of September 30, 2014, the Trust had 2,464,889 shares of its common stock reserved for issuance pursuant to the 2011 Plan. Automatic increases in the number of shares available for issuance are not provided. The 2011 Plan provides for the grant of stock options, restricted stock, restricted stock units (“RSUs”), stock appreciation rights, other stock-based incentive awards to employees, directors and other key persons providing services to the Trust and EROP.

A restricted stock award is an award of the Trust’s common stock that is subject to restrictions on transferability and other restrictions as the Trust’s compensation committee determines in its sole discretion on the date of grant. The restrictions may lapse over a specified period of employment or the satisfaction of pre-established criteria as the compensation committee may determine. Except to the extent restricted under the award agreement, a participant awarded restricted stock will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares. Restricted stock is generally taxed at the time of vesting. As of September 30, 2014 and December 31, 2013, unearned compensation related to restricted stock totaled $0.9 million and $0.8 million, respectively, and will be recorded as expense over the applicable vesting period. The value is determined based on the market value of the Trust’s common stock on the grant date. During the nine months ended September 30, 2014 and 2013, compensation expense of $0.5 million and $0.7 million, respectively, was recognized related to the vesting of restricted stock. These amounts are included in general and administrative expenses in the accompanying condensed consolidated statements of comprehensive income. Effective January 1, 2014 and January 1, 2013, the Trust adopted the 2014 Long-Term Incentive Plan (the "2014 LTIP") and the 2013 Long-Term Incentive Plan (the "2013 LTIP"), respectively. The purpose of the 2014 LTIP and 2013 LTIP is to attract, retain and motivate the executive officers and certain key employees of EROP to promote the long-term growth and profitability of EROP. On January 1, 2014 and 2013, the Trust issued 74,233 and 65,791, respectively, of time vested restricted stock to executives and key employees under the 2014 LTIP and 2013 LTIP. Additional shares were issued in August 2014 pursuant to the 2014 LTIP. The restricted stock granted under the 2014 LTIP and the 2013 LTIP will vest ratably over three years as long as the participants remain employed by EROP.

An RSU award is an award that will vest based upon the Trust’s achievement of total stockholder returns at specified levels as compared to the average total stockholder returns of a peer group of companies and/or the National Association of Real Estate Investment Trusts Equity Index over three years (the “Performance Period”). At the end of the Performance Period, the compensation committee of the Board will determine the level and the extent to which the performance goal was achieved. RSUs that satisfy the performance goal will be converted into fully-vested shares of the Trust’s common stock and EROP will receive a tax deduction for the compensation expense at the time of vesting. Prior to vesting, the participants are not eligible to vote or receive dividends or distributions on the RSUs. On January 1, 2014, the Trust granted 306,914 performance vested RSUs to executives and key employees under the 2014 LTIP described above. On January 1, 2013, the Trust granted a total of 122,180 performance vested RSUs to executives and key employees under the 2013 LTIP described above. As of September

30, 2014 and December 31, 2013, unearned compensation related to RSUs totaled $1.8 million and $0.9 million, respectively, and will be recorded as expense over the applicable vesting period. The value was determined using a Monte Carlo simulation technique. During the nine months ended September 30, 2014 and 2013, compensation expense of $1.0 million and $0.7 million, respectively, was recognized related to the vesting of RSUs. These amounts are included in general and administrative expenses in the accompanying condensed consolidated statements of comprehensive income. On January 1, 2014, 203,250 of fully-vested shares of common stock were issued pursuant to the vesting of RSUs granted in 2011.

Pursuant to the terms of a Separation Agreement and Release Agreement (the “Separation Agreement”), dated as of May 12, 2014, between Randall H. Brown and the Trust, Mr. Brown resigned his employment as Chief Financial Officer, effective June 30, 2014. In accordance with the Separation Agreement, all unvested shares of time-vested restricted stock granted to Mr. Brown under the Trust’s long term incentive plan fully vested on June 30, 2014; the Trust settled these shares in cash. In addition, all previously recorded compensation expense was reversed related to unvested RSUs granted to Mr. Brown under the 2012 LTIP, 2013 LTIP and 2014 LTIP plans in the aggregate amount of $0.2 million, the impact of which is recorded in general and administrative expenses in the accompanying condensed consolidated statements of comprehensive income.

Total stock-based compensation recognized in general and administrative expense in the accompanying condensed consolidated statements of comprehensive income for the nine months ended September 30, 2014 and 2013 was $1.7 million for both periods.

A summary of the stock-based incentive plan activity is as follows:

	Restricted Stock Awards		Weighted-Average Grant Date Fair Value Per Restricted Stock Award	RSU Awards	Weighted-Average Grant Date Fair Value Per RSU
Outstanding as of December 31, 2013	184,023	(1)	$8.96	390,275	$6.78
Granted	77,833		8.90	306,916	6.40
Vested	(73,429)		8.85	(143,354)	8.82
Surrendered	(41,997)		8.95	(113,103)	8.82
Outstanding as of September 30, 2014	146,430	(1)	$9.17	440,734	$6.86

(1)	Represents unvested shares of restricted stock awards as of the date indicated.

10. Derivatives and Hedging Activities

Cash Flow Hedges of Interest Rate Risk

EROP’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, EROP primarily uses interest rate swaps as part of its interest rate risk management strategy. During the nine months ended September 30, 2014, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. As of September 30, 2014, EROP had six outstanding interest rate swaps with a combined notional of $187.5 million that were designated as cash flow hedges of interest rate risk. The counter-parties are major financial institutions.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in accumulated other comprehensive loss and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives, which is immaterial for all periods presented, is recognized directly in earnings. During the next twelve months, EROP estimates that an additional $3.6 million will be reclassified to earnings as an increase to interest expense. As of September 30, 2014, the fair value of the derivatives of $2.4 million was included in accrued expenses in the accompanying condensed consolidated balance sheet.

The following table discloses the effect of the derivative instruments on the condensed consolidated statement of comprehensive income for the nine months ended September 30, 2014 (in thousands):

Derivatives in Cash Flow Hedging Relationships	Amount of Loss Recognized in OCI on Derivative (Effective Portion)	Location of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)
Interest rate contracts	$(5,021)	Interest expense	$2,607

The above contracts are subject to enforceable master netting arrangements that provide a right of offset with each counterparty; however, no offsetting positions exist due to certain duplicate terms across all contracts. Therefore, the derivatives are not subject to offset in the condensed consolidated balance sheets.

Credit-risk-related Contingent Features

EROP has agreements with each of its derivative counterparties that contain a provision where if EROP defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then EROP could also be declared in default on its derivative obligations. In addition, EROP has agreements with each of its derivative counterparties that contain a provision where EROP could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to EROP's default on the indebtedness.

As of September 30, 2014, the fair value of derivatives related to these agreements, which includes accrued interest, but excludes any adjustment for nonperformance risk, was a liability of $2.7 million. As of September 30, 2014, EROP has not posted any collateral related to these agreements. If EROP had breached any of these provisions at September 30, 2014, it could have been required to settle its obligations under the agreements at their termination value of $2.6 million.

11. Fair Value of Financial Instruments

EROP follows the guidance contained in FASB Accounting Standards Codification 820, Fair Value Measurements and Disclosures ("ASC 820"). Fair value is generally defined as the exit price at which an asset or liability could be exchanged in a current transaction between willing unrelated parties, other than in a forced liquidation or sale. ASC 820 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data, and requires disclosures for assets and liabilities measured at fair value based on their level in the hierarchy.

The fair value framework requires the categorization of assets and liabilities into three levels based upon the assumptions used to value the assets or liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2 - Observable inputs other than those included in Level 1, for example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3 - Unobservable inputs reflecting management's own assumption about the inputs used in pricing the asset or liability at the measurement date.

Non-financial assets measured at fair value on a nonrecurring basis consist of real estate assets and investments in partially owned entities that have been written-down to estimated fair value when it has been determined that asset values are not recoverable. EROP estimates fair value relating to impairment assessments based upon an income capitalization approach (which considers prevailing market capitalization rates and operations of the community) or the negotiated sales price, if applicable. Based upon the inputs used to value properties under the income capitalization approach, EROP determined that valuations under this method are classified within Level 3 of its fair value hierarchy. For the communities for which the estimated fair value was based on negotiated sales prices, EROP determined that its valuation was classified within Level 2 of the fair value hierarchy.

One non-financial asset impaired during the nine months ended September 30, 2014 was also disposed of during the period. The table below summarizes non-financial assets that were impaired during the nine months ended September 30, 2014 and remained on the accompanying condensed consolidated balance sheet as of September 30, 2014 (in thousands):

		Estimated Fair Value
	Carrying value	Level 1	Level 2	Level 3
Collegiate housing properties, net	$21,781	$—	$21,781	$—

Currently, EROP uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

To comply with the provisions of ASC 820, EROP incorporates credit valuation adjustments to appropriately reflect both its nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of EROP's derivative contracts for the effect of nonperformance risk, EROP has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts and guarantees.

Although EROP has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. EROP has determined that the significance of the impact of the credit valuation adjustments made to its derivative contracts, which determination was based on the fair value of each individual contract, was not significant to the overall valuation. As a result, all of EROP's derivatives held as of September 30, 2014 were classified as Level 2 of the fair value hierarchy.

The table below presents EROP's assets and liabilities measured at fair value on a recurring basis as of September 30, 2014, aggregated by the level in the fair value hierarchy within which those measurements fall. There were no assets and liabilities measured at fair value on a recurring basis as of December 31, 2013. The table below summarizes the carrying amounts and fair values of these financial instruments as of September 30, 2014 (in thousands):

		Estimated Fair Value
	Carrying value	Level 1	Level 2	Level 3
Derivative financial instruments (liability position)	$2,414	$—	$2,414	$—
Deferred compensation plan assets	486	486	—	—

Financial assets and liabilities that are not measured at fair value in our consolidated financial statements include mezzanine notes receivable and debt. Estimates of the fair values of these instruments are based on EROP's assessments of available market information and valuation methodologies, including discounted cash flow analyses. The table below summarizes the carrying amounts and fair values of these financial instruments as of September 30, 2014 and December 31, 2013 (in thousands):

	September 30, 2014
		Estimated Fair Value
	Carrying value	Level 1	Level 2	Level 3
Mezzanine notes receivable	$375	$—	$313	$—
Unsecured revolving credit facility	210,000	—	210,000	—
Unsecured term loan facility	187,500	—	187,500	—
Variable rate mortgage and construction loans	126,895	—	126,895	—
Fixed rate mortgage and construction loans	207,525	—	226,080	—

	December 31, 2013
		Estimated Fair Value
	Carrying value	Level 1	Level 2	Level 3
Mezzanine notes receivable	$18,125	$—	$19,330	$—
Unsecured revolving credit facility	356,900	—	356,900	—
Variable rate mortgage and construction loans	193,381	—	193,381	—
Fixed rate mortgage and construction loans	227,009	—	239,162	—

EROP discloses the fair value of financial instruments for which it is practicable to estimate. EROP considers the carrying amounts of cash and cash equivalents, restricted cash, student contracts receivable, accounts payable and accrued expenses to approximate fair value due to the short maturity of these instruments. The carrying value of restricted cash approximates its fair value based on the nature of our assessment of the ability to recover these amounts.

12. Subsequent events

The Trust's Board declared a quarterly distribution of $0.12 per share of common stock for the three months ended September 30, 2014. As the distribution is required to be funded by EROP, EROP will make an equivalent distribution to its unitholders on November 15, 2014 to unitholders of record at the close of business on October 31, 2014.

In October 2014, EROP completed the sale of The Pointe at South Florida collegiate housing community serving the University of South Florida for a sales price of $31.0 million and received net proceeds of $29.7 million. This property was considered held for sale at September 30, 2014, and EROP expects to recognize a gain of approximately $2.3 million in the fourth quarter of 2014.

During October 2014, the Operating Partnership and LeylandAlliance LLC entered into a $38.0 million construction loan for the fourth phase of the The Oaks on the Square project. The interest rate per year applicable to the loan is, at the option of EROP, equal to a base rate plus a 1.0% margin or LIBOR plus a 2.0% margin and is interest only though October 20, 2017. On October 21, 2017, if certain conditions are met, EROP has the option to extend the loan until October 19, 2018 and another year thereafter. During the extension periods, if applicable, principal and interest are to be repaid on a monthly basis. Similar to the construction loan for the first three phases, the Operating Partnership and LeylandAlliance LLC have jointly committed to provide a guarantee of repayment for the construction loan.

On October 24, 2014, the Trust entered into three equity distribution agreements pursuant to which the Trust may issue and sell shares of its common stock having an aggregate gross offering amount of up to $150 million. When stock is sold, the Trust intends to contribute the proceeds to EROP and EROP intends to use the net proceeds to repay the unsecured revolving credit facility (see Note 4), fund its development pipeline, fund acquisitions and for general corporate purposes.